Exhibit 99.1

Company Contact:
Donald H. Walker
Vice President-Finance and CFO
Frisch’s Restaurants, Inc.
(513) 559-5202

Frisch’s Reports Results for Fiscal 2008

FOR IMMEDIATE RELEASE

Cincinnati, OH—July 29, 2008, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales of $299,562,346 for the fiscal year ended June 3, 2008. Revenues rose $9,627,979, or 3.3%. The current year included a 53rd week that accounted for $5,760,624 of the revenue increase. Net earnings for the year declined 35.8% to $5,946,211 compared to $9,267,556 last year. Diluted earnings per share declined to $1.14 per share, from $1.78 per share last year. As previously reported, included in the final quarter of the current year was a non-cash, pretax impairment charge of $4,660,093. Without the impairment charge, diluted earnings per share would have been $1.75 per share.

For the fourth quarter of fiscal 2008, revenue rose 9.2% (including the extra week’s sales) to a record $74,204,098 from $67,965,988 for the fourth quarter of last year. The Company reported a loss of $737,666 compared to net earnings of $2,272,333 in last year’s fourth quarter. The diluted loss per share was -$.14 compared to earnings per share of $.43 last year. Excluding the impairment charge, but including the impact of the extra week, diluted earnings per share would have been $.48 for the quarter.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants rose for the eleventh consecutive year, increasing a modest 0.1% over last year. Even though record high gasoline prices have limited our customers’ ability to dine out as often as they have in the past, we were still able to extend our streak for another year.”

Maier added, “Our Golden Corral restaurants posted a same store sales decline of 1.4% during the year. However, sales at our Golden Corrals have shown significant increases for the last ten weeks, and we are encouraged about the prospect of reversing the past same store sales declines in Golden Corral.”

Aside from the impairment charge, higher food cost in both Big Boy and Golden Corral operations was the main cause for the decline in annual earnings. The cost of many of the important items offered by both concepts, such as beef, pork and fish, rose significantly during the year.

During the year, the Company opened two new Big Boy restaurants and re-built an older unit that had been demolished late in fiscal 2007. Three older Big Boys closed during the year. Construction of one Golden Corral was completed early in fiscal 2008. As of June 3, 2008, Frisch’s operated 35 Golden Corral restaurants and 87 company-owned Big Boy restaurants, and there were an additional 28 franchised Big Boy restaurants operated by licensees.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS

(In thousands, except per share data)

	Year ended		(unaudited) Quarter ended
	June 3, 2008	May 29, 2007	June 3, 2008		May 29, 2007
Sales	$299,562	$289,934		$74,204	$67,966

Cost of sales
Food and paper	106,896	101,401		27,003	24,188
Payroll and related	98,347	95,501		24,080	22,097
Other operating costs	66,383	64,043		16,395	15,298

	271,626	260,945		67,478	61,583

Gross profit	27,936	28,989		6,726	6,383

Administrative and advertising	14,131	14,301		3,088	3,124
Franchise fees and other revenue	(1,278)	(1,253)		(310)	(288)
(Gains) losses on sale of assets	(524)	(250)		—	—
Impairment of long-lived assets	4,660	—		4,660	—

Operating profit (loss)	10,947	16,191		(712)	3,547

Interest expense	2,359	2,672		528	626

Earnings (loss) before income tax	8,588	13,519		(1,240)	2,921

Income taxes	2,642	4,251		(502)	649

NET EARNINGS (LOSS)	$5,946	$9,268		$(738)	$2,272

Earnings (loss) per share (EPS) of common stock:
Basic net earnings (loss) per share	$1.16	$1.82	-$	.14	$.44

Diluted net earnings (loss) per share	$1.14	$1.78	-$	.14	$.43

Diluted average shares outstanding	5,228	5,215		5,204	5,278

Depreciation included above	$14,015	$13,644		$3,250	$3,231

Opening expense included above	$637	$538		$29	$297

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	June 3, 2008	May 29, 2007
Assets
Current assets
Cash and equivalents	$801	$321
Receivables	1,448	1,406
Inventories	5,648	6,376
Other current assets	2,797	2,915

	10,694	11,018

Property and equipment	153,839	159,287

Other assets
Goodwill & other intangible assets	1,633	1,957
Property held for sale and land investments	3,870	3,721
Other	2,024	3,276

	7,527	8,954

	$172,060	$179,259

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$10,281	$12,354
Accrued expenses	10,675	9,235
Other	9,880	15,262

	30,836	36,851
Long-term obligations
Long-term debt	24,217	25,009
Other long-term obligations	6,292	9,529

	30,509	34,538
Shareholders’ equity	110,715	107,870

	$172,060	$179,259